UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 3, 2005 (February 28, 2005)

ICT GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-20807	23-2458937
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

100 Brandywine Boulevard Newtown, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (267) 685-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Settlement Agreement relating to the 1998 Class Action Filed in West Virginia

On February 25, 2005, ICT Group, Inc. (the “Company”) and twelve of its current and former members of management (collectively, the “Defendants”) entered into an agreement (the “Settlement Agreement”) with William Shingleton, Melissa Blair, Denice Gribble, Jenni Gibson, on behalf of themselves and members of the class certified by the Circuit Court of Berkeley County, West Virginia (the “Court”) on July 29, 1999 and later expanded by an Amended Complaint dated April 30, 2001 (collectively, the “Plaintiffs”), to settle the class action (the “Class Action”) pending in the Court, filed in October 1998. The Settlement Agreement is a binding and enforceable agreement, subject to Court approval.

Pursuant to the Settlement Agreement, the Company agreed to pay $14,750,000 (the “Settlement Sum”) to satisfy damages of any kind, attorneys’ fees, costs, taxes, interest, and expenses in connection with the Class Action and the administration of the Settlement Agreement. In addition, the Company agreed to pay the employer’s share of all payroll taxes with respect to amounts designated as wages. In accordance with the Settlement Agreement, the Company shall deposit the Settlement Sum into an escrow account.

If any court (trial or appellate) declines to approve the Settlement Agreement and the procedures contemplated therein, or reverses a prior approval of the Settlement Agreement and the procedures contemplated therein, then the Settlement Agreement shall be automatically null, void and of no force and effect. If any court (trial or appellate) imposes any material additional or materially different condition or obligation upon a party and the party finds it to be unacceptable, that party will have 14 days after written notice of that act to withdraw from the Settlement Agreement. Under the Settlement Agreement, no party to the Settlement Agreement may ask or encourage the Court to impose any additional or different conditions upon any other party to the Settlement Agreement.

If the Settlement Agreement fails for any reason, including those set forth in the preceding paragraph, then all amounts in the aforementioned escrow account, including interest which remains, shall be immediately returned to the Company.

In connection with the settlement, one of the Company’s D&O insurers has agreed to pay $2,670,000 toward the Settlement Sum. This agreement is conditioned on the insurer’s right to recover that amount, as well as any interest attributable to that amount which remains, in the event that the settlement does not receive both final court approval and a final judgment dismissing the Class Action, which final judgment is no longer subject to appeal or other review.

First Amendment, dated January 31, 2005 to the Amended and Restated Credit Agreement dated December 3, 2003

In connection with the Settlement Agreement, the Company entered into the First Amendment, dated January 31, 2005, to that certain Amended and Restated Credit Agreement, dated December 2, 2003, among the Company, as Borrower, the Guarantors identified therein, the

Lenders identified therein and Bank of America, N.A., as Administrative Agent (as amended, modified and supplemented from time to time, the “Credit Agreement”).

Under such First Amendment, the definition of “Consolidated EBITDA” in the Credit Agreement was revised such that any non-cash accruals and cash payments made by the Company during 2005, not exceeding $15 million in the aggregate, relating to or in settlement of the Class Action, shall be added back to Consolidated Net Income (as defined in the Credit Agreement) for the purpose of calculating Consolidated EBITDA under the Credit Agreement.

Upon the execution of the Settlement Agreement on February 28, 2005, the Company determined that such First Amendment was an agreement material to the Company.

In connection with the Settlement Agreement and such First Amendment, the Company issued a press release on March 1, 2005, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information set forth in Item 1.01 under the caption “Settlement Agreement relating to the 1998 Class Action Filed in West Virginia” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated March 1, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICT GROUP, INC.

By:	/s/ JOHN J. BRENNAN
John J. Brennan
President and Chief Executive Officer

Dated: March 3, 2005